Exhibit 99.1
Campbell Reiterates FY’2012 Guidance
(U.S. $ millions, except per share)
*See Non-GAAP reconciliation
2011
Base
2012
Growth Rate
Net Sales $7,719 0% to 2%
Adjusted EBIT* $1,342 (9%) to (7%)
Adjusted Net Earnings per Share* $2.54
(7%) to (5%)
$2.35 to $2.42
Campbell expects net sales and adjusted EBIT near the lower end of the range and adjusted EPS near the upper end of the range